EXHIBIT 21.01

LIST OF SUBSIDIARIES OF CONCUR TECHNOLOGIES, INC.

1. Concur Technologies (UK) Ltd., a corporation organized under the laws of the United Kingdom.

2. Concur Technologies (Australia) Pty. Limited, a corporation organized under the laws of Australia.

3. Concur Technologies Pty. Limited, a corporation organized under the laws of Australia.

4. Captura Software, Inc., a corporation organized under the laws of the State of Delaware.

5. Captura Software International, Ltd., a corporation organized under the laws of the United Kingdom.

6. Outtask LLC, a limited liability company organized under the laws of the State of Delaware.